As filed with the Securities and Exchange Commission on February 21, 2017

Registration No. 333-215183

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNOCO LOGISTICS PARTNERS L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4610	23-3096839
(State or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3807 West Chester Pike

Newtown Square, Pennsylvania 19073

(866) 248-4344

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kathleen Shea-Ballay

Senior Vice President, General Counsel and Secretary

Sunoco Partners LLC

3807 West Chester Pike

Newtown Square, Pennsylvania 19073

(866) 248-4344

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Swidler Lande A. Spottswood Mike Rosenwasser Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, New York 10103 (212) 237-0000	James M. Wright, Jr. General Counsel Energy Transfer Partners, L.L.C. 8111 Westchester Drive, Suite 600 Dallas, Texas 75225 (214) 981-0700	William N. Finnegan IV Ryan J. Maierson Debbie P. Yee Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 to Sunoco Logistics Partners L.P.’s Registration Statement on Form S-4 (Registration No. 333-215183) (the “Registration Statement”) is being filed for the purpose of filing Exhibits 8.1, 8.2 and 99.2 to the Registration Statement. No changes or additions are being made hereby to the proxy statement/prospectus constituting Part I of the Registration Statement (not included herein) or to Items 20 or 22 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

Sunoco Logistics Partners L.P.

Under the SXL partnership agreement, in most circumstances, SXL will indemnify the following persons (each an “indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee:

•	SXL’s general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a member, partner, officer, director, fiduciary or trustee of any member of the partnership group, SXL’s general partner or any departing partner or any affiliate of any member of the partnership group, SXL’s general partner or any departing partner;

•	any person who is or was serving at the request of SXL’s general partner or any departing partner or any affiliate of SXL’s general partner or any departing partner as an officer, director, member, partner, fiduciary or trustee of another person (provided, that a person will not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services); or

•	any person that SXL’s general partner designates as an “indemnitee” for purposes of SXL’s partnership agreement.

Any indemnification under these provisions will only be out of SXL’s assets. Unless it otherwise agrees in its sole discretion, SXL’s general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to SXL to enable SXL to effectuate, such indemnification. SXL may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether SXL would have the power to indemnify the person against liabilities under the SXL partnership agreement.

Under the SXL partnership agreement, an indemnitee will not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification pursuant to SXL’s partnership agreement, the indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.

In the opinion of the SEC, indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are contrary to public policy and are, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Reference is made to the Exhibit Index following the signature page hereof, which Exhibit Index is hereby incorporated into this Item.

(b) Financial Statement Schedules.

Financial statement schedules are omitted because they are not required or the required information is shown in the consolidated financial statements or the notes thereto incorporated by reference in the proxy statement/prospectus that forms a part of this registration statement.

(c) Opinions.

The opinion of Barclays Capital Inc., financial advisor to the ETP Conflicts Committee, is attached as Annex B to the proxy statement/prospectus that forms a part of this registration statement.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown Square, Commonwealth of Pennsylvania, on February 21, 2017.

SUNOCO LOGISTICS PARTNERS L.P.

By:	Sunoco Partners LLC, its general partner

By:	*
Peter J. Gvazdauskas
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act, this registration statement, or amendment thereto, has been signed by the following persons in the capacities indicated which are with Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., on February 21, 2017.

Signature	Title

* Marshall S. McCrea, III	Chairman of the Board of Directors

* Steven R. Anderson	Director

* Scott A. Angelle	Director

* Basil Leon Bray	Director

/s/ Michael J. Hennigan Michael J. Hennigan	President and Chief Executive Officer and Director (Principal Executive Officer)

* Thomas P. Mason	Director

* Michael D. Galtman	Controller and Chief Accounting Officer (Principal Accounting Officer)

* Peter J. Gvazdauskas	Chief Financial Officer and Treasurer (Principal Financial Officer)

*By:	/s/ Michael J. Hennigan
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description of Exhibit

2.1†	—	Agreement and Plan of Merger, dated as of November 20, 2016, by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Sunoco Logistics Partners L.P., Sunoco Partners LLC and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P., as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of December 16, 2016, by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Sunoco Logistics Partners L.P., Sunoco Partners LLC, SXL Acquisition Sub LP and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P. (composite copy included as Annex A to the proxy statement/prospectus included in this Registration Statement on Form S-4).

3.1	—	Certificate of Limited Partnership of Sunoco Logistics Partners L.P. (incorporated by reference to Exhibit 3.1 of Form S-1 Registration Statement filed October 22, 2001 (File No. 333-71968)).

3.1.1	—	Amendment to the Certificate of Limited Partnership of Sunoco Logistics Partners L.P. dated as of August 28, 2015 (incorporated by reference to Exhibit 3.1 of Form 8-K filed September 1, 2015 (File No. 1-31219)).

3.2	—	Certificate of Limited Partnership of Sunoco Logistics Partners Operations L.P. (incorporated by reference to Exhibit 3.1 of Amendment No. 1 to Form S-1 Registration Statement filed December 18, 2001(File No. 333-71968)).

3.3	—	First Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners Operations L.P., dated as of February 8, 2002 (incorporated by reference to Exhibit 3.4 of Form 10-K filed April 1, 2002 (File No. 1-31219)).

3.4	—	Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., dated as of January 26, 2010 (incorporated by reference to Exhibit 3.1 of Form 8-K filed January 28, 2010 (File No. 1-31219)).

3.4.1	—	Amendment No. 1 to Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., dated as of July 1, 2011 (incorporated by reference to Exhibit 3.1 of Form 8-K filed July 5, 2011(File No. 1-31219)).

3.4.2	—	Amendment No. 2 to Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., dated as of November 21, 2011 (incorporated by reference to Exhibit 3.1 of Form 8-K filed November 28, 2011(File No. 1-31219)).

3.4.3	—	Amendment No. 3 to Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., dated as of June 12, 2014 (incorporated by reference to Exhibit 3.1 of Form 8-K filed June 17, 2014 (File No. 1-31219)).

3.4.4	—	Amendment No. 4 to Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., dated as of July 30, 2014 (incorporated by reference to Exhibit 3.1 of Form 8-K filed August 4, 2014 (File No. 1-31219)).

3.4.5	—	Amendment No. 5 to Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., dated as of August 28, 2015 (incorporated by reference to Exhibit 3.2 of Form 8-K filed September 1, 2015 (File No. 1-31219)).

3.4.6	—	Amendment No. 6 to Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., dated as of October 8, 2015 (incorporated by reference to Exhibit 3.1 of Form 8-K filed October 15, 2015 (File No. 1-31219)).

3.4.7	—	Amendment No. 7 to Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P. dated as of September 26, 2016 (incorporated by reference to Exhibit 3.1 of Form 8-K filed September 26, 2016 (File No. 1-31219)).

3.4.8	—	Form of Fourth Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P. (included as Annex C to the proxy statement/prospectus included in this Registration Statement on Form S-4).

Exhibit Number		Description of Exhibit

3.5	—	Fifth Amended and Restated Limited Liability Company Agreement of Sunoco Partners LLC, dated October 31, 2013 (incorporated by reference to Exhibit 3.1 of Form 8-K filed November 1, 2013 (File No. 1-31219)).

5.1†	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being offered.

8.1*	—	Opinion of Vinson & Elkins L.L.P. as to certain tax matters.

8.2*	—	Opinion of Latham & Watkins LLP as to certain tax matters.

21.1	—	List of subsidiaries of Sunoco Logistics Partners L.P. (incorporated by reference to SXL’s Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 001-31219)).

23.1†	—	Consent of Grant Thornton LLP (Sunoco Logistics Partners L.P.).

23.2†	—	Consent of Grant Thornton LLP (Energy Transfer Partners, L.P.).

23.3†	—	Consent of Ernst & Young LLP (Susser Holdings Corporation).

23.4†	—	Consent of Ernst & Young LLP (Sunoco LP).

23.5†	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

23.6*	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).

23.7*	—	Consent of Latham & Watkins LLP (included in Exhibit 8.2).

24.1†	—	Powers of attorney.

99.1†	—	Consent of Barclays Capital Inc.

99.2*	—	Form of Proxy Card for Energy Transfer Partners, L.P. Special Meeting.

*	Filed herewith.
†	Previously filed.